 EXHIBIT 23.1

Consent of Independent Registered Certified Public Accountants

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-116214) pertaining to the Global Signal Inc. Omnibus Stock Incentive Plan Employees' Savings Plan and the Registration Statements (Form S-3 Nos. 333-130466, 333-125585 and 333-125577) of our reports dated March 14, 2006, with respect to the consolidated financial statements and schedules of Global Signal Inc., Global Signal Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Global Signal Inc., included in the Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ Ernst & Young LLP

Tampa, Florida
March 14, 2006